Exhibit 10.1

*** = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
SEPTEMBER 25, 2023
Matthew Plavan
[***]
Dear Matt,
On behalf of the management of Origin Materials, Inc. (the “Company”), we are pleased to invite you to serve as our Chief Financial Officer. In this role you will report directly to Rich Riley, Co-Chief Executive Officer. This offer is contingent upon approval by our Board of Directors (“Board”), satisfactory completion of a background check, and signing of the Origin Materials Employee Proprietary Information and Invention Assignment Agreement.
This letter summarizes certain terms and conditions related to your employment. Please countersign this letter as directed below to indicate your willingness to accept these terms and conditions.
I.    Effective Date
Subject to the conditions summarized above, the effective date of your employment will be October 30, 2023.
II.    Compensation
You will receive compensation for your continuing employment as summarized in Exhibit A attached to this letter. Our Board reserves the right to amend its compensation programs for directors and officers (including changes to the terms summarized in Exhibit A) from time to time in its discretion.
III.    Duties and Responsibilities
You will be expected to use your reasonable best efforts to execute the duties and responsibilities of the Chief Financial Officer role. These include, without limitation, capital/capital project strategy & funding, government incentive planning, investor/public relations management, cash management, financial reporting & audit management, strategic & operational planning & support, and budgeting & forecasting.

THE WORLD’S LEADING CARBON NEGATIVE MATERIALS COMPANY

IV.    D&O Insurance; Indemnification
The Company maintains directors’ & officers liability insurance for its directors and officers. In addition, the Company will enter into a contractual indemnification agreement with you in substantially the same form as the Company’s agreements with its other directors and officers, as these may be amended from time to time.
V.    Other
Your employment with the Company is on an at-will basis. That means that both you and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. You also may be demoted or disciplined, and the terms of your employment may be altered at any time, with or without cause, at the discretion of the Company. No one except an officer of the Company, other than you, should you accept this offer, has the authority to alter this arrangement, to enter into an agreement for employment for a specified period, or to make any contrary agreement, and any such agreement must be in writing and must be signed by you and the other officer of the Company.
You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.
This offer of employment is valid until the close of business 9/29/2023. This letter sets forth our entire agreement and understanding regarding the terms of your employment with Origin Materials and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified in any way except in a writing signed by me or another authorized Company representative (other than yourself) and you. Please let us know of your decision to join Origin Materials by signing a copy of this offer letter and returning it to us no later than 9/29/2023.

THE WORLD’S LEADING CARBON NEGATIVE MATERIALS COMPANY

If you have any questions, please call me at [***]. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

ORIGIN MATERIALS, INC.

By: /s/ Chris Williams-Campbell
Name: Chris Williams-Campbell
Title: VP, Human Resources

I confirm and agree to the terms of my employment with the Company as set out in this letter.
By: /s/ Matthew Plavan
Date: 9/26/2023

THE WORLD’S LEADING CARBON NEGATIVE MATERIALS COMPANY

Exhibit A

Chief Financial Officer Compensation Arrangements

For your service as Chief Financial Officer, and subject to the conditions summarized in the attached letter, you will be entitled to:
1.    A starting annual base salary of $350,000 to be paid semi-monthly.
2.    A one-time initial “Welcome” grant of restricted stock under the Company’s 2021 Equity Incentive Plan (the “Plan”), and pursuant to the Company’s then-current restricted stock agreement, with a grant date value of $1,100,000, which will vest in three equal installments on the first, second and third anniversary of the grant date, subject to your continued employment through the applicable vesting dates.
3.    A 2023 “Annual” grant of restricted stock, under the Plan, and pursuant to the Company’s then-current restricted stock agreement, with a grant date value of no less than $300,000, which will also vest in three equal installments on the first, second and third anniversary of the grant date, subject to your continued employment through the applicable vesting dates. The Company currently runs its Annual Grant Program in December of each year.
The Welcome grant is expected to be made at the Company’s 4th quarter board meeting on October 30-31, 2023, the Annual grant is expected to be made in December of 2023.
3.    If you are terminated for any reason except “Cause” (as defined by the Plan) you will become vested in shares equal to six (6) months base salary and benefits coverage costs. If there is a “change-in-control” (as defined by the plan), and you are terminated for any reason except “Cause”, then the unvested portion of your Welcome grant will be deemed to have vested immediately prior to your termination date.
4.    In the future, you may be subject to stock ownership guidelines, pursuant to which you will be required to acquire and hold a pre-determined number of shares of common stock of the Company.
5.    The Company agrees to reimburse you for the actual, documented costs of cancelling your vacation [***]. Upon commencement of your employment, please submit the required documentation via the Company’s expense reimbursement process.

THE WORLD’S LEADING CARBON NEGATIVE MATERIALS COMPANY